Exhibit 99.1

The Timken Company
Media Contact: Lorrie Paul Crum
Manager — Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Mobile: (330) 224-7032
lorrie.crum@timken.com
Investor Contact: Steve Tschiegg
Director — Capital Markets and Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors

NEWS RELEASE
Timken Reports Second-Quarter Results
•	Volume decline drives loss for the quarter and reduced full-year earnings outlook

•	Cost-reduction initiatives on track

•	Strong cash from operations

•	Announced agreement to sell Needle Roller Bearings business
     CANTON, Ohio: July 29, 2009 — The Timken Company (NYSE: TKR) today reported sales of $828.9 million for the second quarter of 2009, a decrease of 46 percent over the same period a year ago. The decline in sales was due to weaker demand across most of the company’s end markets, lower steel surcharges and currency, which were partially offset by improved pricing.
     For the quarter, the company incurred a loss of $64.5 million, or $0.67 per share, compared with income of $88.9 million, or $0.92 per diluted share, a year ago. Excluding special items, the second-quarter loss was $20.6 million, or $0.21 per share, compared with the prior-year’s income of $92.4 million or $0.96 per diluted share. The results reflect lower sales volume and manufacturing utilization, which were partially offset by favorable pricing and cost-reduction initiatives.
     Special items, net of tax, in the second quarter of 2009 amounted to $43.9 million of expense, compared with charges totaling $3.5 million in the same period last year. Special items in 2009 include a pretax, noncash impairment charge of $31.7 million, primarily related to the ongoing consolidation of the Canton, Ohio bearing operations, as well as severance costs related to the company’s cost-reduction initiatives. The 2008 special items included manufacturing rationalization, impairment and restructuring charges.

The Timken Company

     “The combination of a slow economy and inventory reduction throughout the supply chains we serve continues to curb demand for our products. We’re now seeing evidence that our customers’ inventory destocking activities may go longer and deeper than we expected,” said James W. Griffith, Timken president and chief executive officer. “We have decreased manufacturing output in response to lower demand and are on track in our efforts to right-size the company. We’ve also had success in product pricing, reducing inventory levels and cutting spending across the company, leading to strong cash generation for the quarter. We have positioned the company well, and are confident that we will see stronger structural profitability as markets stabilize.”
Management Actions on Cost Structure
     Earlier this year, the company announced a series of actions to realign the organization and reduce overhead, staffing levels and administrative costs, the majority of which were completed in the second quarter. The company remains on track to deliver the annualized savings of approximately $80 million associated with these actions, and is taking additional steps to respond to weaker market conditions.
Maintaining Strong Balance Sheet and Liquidity
     The company continues to maintain a strong balance sheet with ample liquidity. In addition to cash and cash equivalents of $277.1 million at June 30, 2009, the company had approximately $830 million available under various credit lines. On July 10th the company entered into a three-year, $500-million unsecured Senior Credit Facility to replace the company’s previous credit facility, which was set to expire on June 30, 2010.
     Total debt was $592.5 million as of June 30, 2009, or 27.0 percent of capital. Net debt at June 30, 2009, was $315.5 million, or 16.5 percent of capital, compared with $490.5 million, or 22.8 percent, as of Dec. 31, 2008. During the quarter the company generated cash flow from operating activities of $220.3 million, driven primarily by inventory reductions.

The Timken Company

Agreement to Sell Needle Roller Bearings Business
     Earlier today, the company announced it signed an agreement to sell the assets of its Needle Roller Bearings business to JTEKT Corporation. “This transaction is a major step forward in our strategy to transform Timken’s portfolio to focus on industrial sectors with strong aftermarkets,” said Griffith.
     In 2008, the Needle Roller Bearings business had approximately $620 million in sales, comprising around 11 percent of the company’s overall revenues. In the first half of 2009, sales were about $185 million. The business employs roughly 3,400 people and manufactures highly engineered needle roller bearings, primarily serving the automotive original-equipment market sector.
     Timken will receive cash proceeds of approximately $330 million upon completion, subject to adjustments for working capital. The transaction is expected to close by the end of the year, subject to the satisfaction of certain closing conditions. The business’ current book value is approximately $385 million. The results of the Needle Roller Bearings business will be reclassified to discontinued operations beginning in the third quarter of 2009.
     Six Months’ Results
     For the first half of 2009, sales were $1.79 billion, a decrease of 40 percent from the same period in 2008. For the first six months of 2009, the company incurred a loss of $0.66 per share, compared with earnings of $1.80 per diluted share last year. Special items, net of tax, in the first half of 2009 totaled $50.2 million of expense compared with $2.1 million of income in the prior-year period. Special items in 2009 were primarily related to impairment and severance charges, while prior-year special items included a gain on a real estate divestment associated with a prior plant closure, partially offset by charges related to restructuring, rationalization and impairment. Excluding special items, the loss was $0.14 per share in the first half of 2009, versus earnings of $1.78 per diluted share in the first half of 2008. During the first six months of 2009, the company was affected by

The Timken Company

weaker demand across most of its end markets, partially offset by pricing and cost-reduction initiatives.
Bearings and Power Transmission Group Results
     The Bearings and Power Transmission Group had second-quarter sales of $700.6 million, down 34 percent from $1.06 billion for the same period last year. Earnings before interest and taxes (EBIT) for the second quarter were $20.7 million, down 77 percent from $88.9 million in the second quarter of 2008.
     For the first half of 2009, Bearings and Power Transmission Group sales were $1.43 billion, down 32 percent from the same period a year ago. First-half 2009 EBIT was $61.4 million, or 4.3 percent of sales, compared with EBIT of $185.6 million, or 8.8 percent of sales, in the first half of 2008.
Mobile Industries Segment Results
     In the second quarter, Mobile Industries sales were $365.7 million, a decrease of 42 percent from $628.2 million for the same period a year ago. The decline in sales was driven by weaker demand across all market sectors and the impact of currency, partially offset by favorable pricing.
     Mobile Industries incurred an EBIT loss of $36.4 million in the second quarter of 2009, compared with EBIT of $14.0 million for the same period a year ago. The EBIT decline resulted from a $110-million effect from lower global demand and underutilized capacity, which was partially offset by approximately $60 million in improved pricing and cost reductions.
     For the first half of 2009, Mobile Industries sales of $738.6 million were down 42 percent from the same period a year ago. First-half 2009 EBIT was a loss of $61.3 million, or 8.3 percent of sales, compared with EBIT of $44.5 million, or 3.5 percent of sales, in the first half of 2008.
Process Industries Segment Results
     Process Industries had second-quarter sales of $221.7 million, down 32 percent from $328.4 million for the same period a year ago. Lower demand across most

The Timken Company

industrial market sectors and currency more than offset favorable pricing. Sales declines were primarily in the metals, gear-drive and wind-energy sectors.
     Second-quarter EBIT was $37.6 million, down 40 percent from $ 62.8 million in the same period a year ago. Lower EBIT primarily resulted from volume, partially offset by pricing and cost reduction initiatives.
     For the first half of 2009, Process Industries sales were $464.9 million, down 27 percent from the same period a year ago. First-half 2009 EBIT was $84.6 million, or 18.2 percent of sales, compared with EBIT of $121.8 million, or 19.0 percent of sales, in the first half of 2008.
Aerospace and Defense Segment Results
     Aerospace and Defense had second-quarter sales of $113.2 million, up 7 percent from $105.7 million for the same period last year. The increase was driven by favorable pricing and acquisitions. The EXTEX acquisition, completed in November 2008, accounted for approximately 35 percent of the sales increase.
     Second-quarter EBIT was $19.5 million, up 61 percent from $12.1 million in the same period a year ago. Performance benefited primarily from pricing and cost-reduction initiatives.
     For the first half of 2009, Aerospace and Defense sales were $225.8 million, up 9 percent from the same period a year ago. The EXTEX acquisition accounted for approximately one-third of the sales increase. First-half 2009 EBIT was $38.1 million, or 16.9 percent of sales, compared with EBIT of $19.3 million, or 9.3 percent of sales, in the first half of 2008.
Steel Group Results
     Sales for the Steel Group, including inter-group sales, were $134.8 million during the quarter, a decrease of 74 percent from $518.9 million in second-quarter sales last year. The decline was driven by lower demand across all market sectors of approximately 40 percent in total, with the greatest decline coming from the energy, service-center and automotive sectors. Sales were also affected by a

The Timken Company

decline in raw-material surcharges of approximately $180 million from the second quarter last year.
     The Steel Group incurred an EBIT loss of $32.9 million compared with EBIT of $80.3 million for the same period a year ago. The decline primarily resulted from lower demand and underutilization of manufacturing capacity of roughly $125 million, partially offset by cost-reduction actions. The lower surcharges of about $180 million were offset by approximately $150 million in favorable material costs and a change in LIFO of approximately $30 million. The change in LIFO was due to expected lower year-end inventory quantities and material costs.
     For the first six months of 2009, Steel Group sales were $383.4 million, down 59 percent from the first half of last year. EBIT for the first half of 2009 was a loss of $40.2 million, or 10.5 percent of sales, compared with EBIT of $133.7 million, or 14.2 percent of sales in last year’s first half.
     Outlook (Including Needle Roller Bearings Business)
          While the economic outlook continues to remain uncertain, the company expects the impact of the global recession to be greater than previously anticipated, due not only to the depth and breadth of decline across end-markets, but also the compounding factor of inventory destocking throughout the supply chain. Mobile Industries sales are expected to be down approximately 35 to 40 percent for the year, driven by lower North American light-vehicle production, and significant declines in heavy-truck builds in North America and Europe. Process Industries sales are expected to be down by about 30 to 35 percent in 2009, with broad-based volume declines in most end markets, especially heavy industrial equipment. Sales in the Aerospace and Defense segment are expected to be up roughly 5 percent for 2009, driven by a strong defense sector, while recent softening in the civil sector is expected to have a minimal effect, given current order backlogs. Steel Group sales are expected to decline approximately 60 to 65 percent for the year due to lower demand and surcharges across all sectors.

The Timken Company

     As a result of the company’s global market outlook, it reduced its earnings estimate for 2009, now expecting earnings per share, excluding special items, to be a loss of $(0.40) to $(0.90). The company remains on track to deliver strong cash from operations in 2009, driven by effective working capital management and reduced spending.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results and its announced agreement to divest the Needle Roller Bearings business.

Conference Call:	Wednesday, July 29, 2009
11 a.m. Eastern Time

Live Dial-In:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 68491744

Replay Dial-In through Aug. 7, 2009:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers’ machinery to perform more efficiently and reliably. With sales of $5.7 billion in 2008 and operations in 26 countries, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance, cost reduction initiatives, and timing of the closing of the Needle Roller Bearings transaction, including the information under the headings “Management Actions on Cost Structure,” “Agreement to Sell Needle Roller Bearings Business” and “Outlook (Including Needle Roller Bearings Business),” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the second quarter of 2009; the inability to complete the sale of the Needle Roller Bearings business due to either the failure to satisfy any condition to the closing of the transaction, including receipt of regulatory approval, or the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase

The Timken Company

agreement; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, including any disruptions or bankruptcies in the automotive industry which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s LIFO accounting; continued weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the results of the company’s discussions with the union that represents company associates at the Canton area manufacturing facilities; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand; and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the initiative to reduce its employment levels and other costs, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008, page 44 and in the company’s Form 10-Q for the quarter ended March 31, 2009. The company undertakes no obligation to update or revise any forward-looking statement.
###

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Dollars in thousands, except share data)	Q2 2009	Q2 2008	Six Months 2009	Six Months 2008	Q2 2009	Q2 2008	Six Months 2009	Six Months 2008

Net sales	$828,927	$1,535,549	$1,789,305	$2,970,219	$828,927	$1,535,549	$1,789,305	$2,970,219
Cost of products sold	708,653	1,190,937	1,515,714	2,312,696	708,653	1,190,937	1,515,714	2,312,696
Manufacturing rationalization / reorganization expenses — cost of products sold	1,439	868	2,630	2,242	—	—	—	—

Gross Profit	$118,835	$343,744	$270,961	$655,281	$120,274	$344,612	$273,591	$657,523
Selling, administrative & general expenses (SG&A)	141,336	195,352	280,058	372,490	141,336	195,352	280,058	372,490
Manufacturing rationalization / reorganization expenses — SG&A	979	1,251	1,253	2,059	—	—	—	—
Gain on divestitures	—	—	—	(8)	—	—	—	—
Impairment and restructuring	54,915	1,807	69,659	4,683	—	—	—	—

Operating (Loss) Income	$(78,395)	$145,334	$(80,009)	$276,057	$(21,062)	$149,260	$(6,467)	$285,033
Other income (expense)	(1,330)	(892)	4,916	(5,779)	(1,330)	(892)	4,916	(5,779)
Special items — other income	757	191	1,979	20,545	—	—	—	—

(Loss) Earnings Before Interest and Taxes (EBIT)	$(78,968)	$144,633	$(73,114)	$290,823	$(22,392)	$148,368	$(1,551)	$279,254
Interest expense, net	(7,942)	(10,128)	(16,026)	(19,728)	(7,942)	(10,128)	(16,026)	(19,728)

(Loss) Earnings Before Income Taxes	(86,910)	134,505	(89,140)	271,095	(30,334)	138,240	(17,577)	259,526
Provision (benefit) for income taxes	(23,040)	44,584	(20,192)	95,824	(10,411)	44,857	(4,940)	86,395

Net (Loss) Income	$(63,870)	$89,921	$(68,948)	$175,271	$(19,923)	$93,383	$(12,637)	$173,131
Less: net income (loss) attributable to noncontrolling interest	647	978	(5,301)	1,863	664	978	847	1,863

Net (Loss) Income Attributable to The Timken Company	$(64,517)	$88,943	$(63,647)	$173,408	$(20,587)	$92,405	$(13,484)	$171,268

Net Income per Common Share Attributable to The Timken Company Common Shareholders:

Basic Earnings Per Share	$(0.67)	$0.93	$(0.66)	$1.82	$(0.21)	$0.97	$(0.14)	$1.79

Diluted Earnings Per Share	$(0.67)	$0.92	$(0.66)	$1.80	$(0.21)	$0.96	$(0.14)	$1.78

Average Shares Outstanding	96,147,809	95,604,374	96,082,491	95,440,281	96,147,809	95,604,374	96,082,491	95,440,281
Average Shares Outstanding — assuming dilution	96,147,809	96,507,960	96,082,491	96,256,051	96,147,809	96,507,960	96,082,491	96,256,051

BUSINESS SEGMENTS

(Dollars in thousands) (Unaudited)	Q2 2009	Q2 2008	Six Months 2009	Six Months 2008

Mobile Industries Segment
Net sales to external customers	$365,740	$628,238	$738,604	$1,263,490
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$(36,396)	$13,968	$(61,275)	$44,535
Adjusted EBIT Margin (2)	-10.0%	2.2%	-8.3%	3.5%

Process Industries Segment
Net sales to external customers	$221,010	$327,504	$463,294	$639,716
Intergroup sales	700	869	1,622	1,279

Total net sales	$221,710	$328,373	$464,916	$640,995
Adjusted earnings before interest and taxes (EBIT) (2)	$37,586	$62,803	$84,603	$121,840
Adjusted EBIT Margin (2)	17.0%	19.1%	18.2%	19.0%

Aerospace and Defense Segment
Net sales to external customers	$113,165	$105,676	$225,830	$207,808
Adjusted earnings before interest and taxes (EBIT) (2)	$19,504	$12,111	$38,057	$19,273
Adjusted EBIT Margin (2)	17.2%	11.5%	16.9%	9.3%

Total Bearings and Power Transmission Group
Net sales to external customers	$699,915	$1,061,418	$1,427,728	$2,111,014
Intergroup sales	700	869	1,622	1,279

Total net sales	$700,615	$1,062,287	$1,429,350	$2,112,293
Adjusted earnings before interest and taxes (EBIT) (2)	$20,694	$88,882	$61,385	$185,648
Adjusted EBIT Margin (2)	3.0%	8.4%	4.3%	8.8%

Steel Group
Net sales to external customers	$129,012	$474,131	$361,577	$859,205
Intergroup sales	5,823	44,797	21,826	84,711

Total net sales	$134,835	$518,928	$383,403	$943,916
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$(32,907)	$80,318	$(40,169)	$133,697
Adjusted EBIT Margin (2)	-24.4%	15.5%	-10.5%	14.2%

Unallocated corporate expense	$(13,187)	$(19,303)	$(25,517)	$(35,728)
Intergroup eliminations expense (3)	$3,008	$(1,529)	$2,750	$(4,363)

Consolidated
Net sales to external customers	$828,927	$1,535,549	$1,789,305	$2,970,219
Adjusted earnings before interest and taxes (EBIT) (2)	$(22,392)	$148,368	$(1,551)	$279,254
Adjusted EBIT Margin (2)	-2.7%	9.7%	-0.1%	9.4%

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of GAAP net income attributable to the Timken Co. and EPS — diluted
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Second Quarter				Six Months
	2009		2008		2009		2008
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net (loss) income attributable to The Timken Company	$(64,517)	$(0.67)	$88,943	$0.92	$(63,647)	$(0.66)	$173,408	$1.80

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	1,439	0.01	868	0.01	2,630	0.03	2,242	0.02
Manufacturing rationalization/reorganization expenses — SG&A	979	0.01	1,251	0.01	1,253	0.01	2,059	0.02
Gain on divestitures	—	—	—	—	—	—	(8)	—
Impairment and restructuring	54,915	0.57	1,807	0.02	69,659	0.72	4,683	0.05
Special items — other income	(757)	(0.01)	(191)	—	(1,979)	(0.02)	(20,545)	(0.21)
Provision for income taxes (2)	(12,629)	(0.13)	(273)	—	(15,252)	(0.16)	9,429	0.10
Less: net loss attributable to noncontrolling interest	(17)	—	—	—	(6,148)	(0.06)	—	—

Adjusted net (loss) income attributable to The Timken Company	$(20,587)	$(0.21)	$92,405	$0.96	$(13,484)	$(0.14)	$171,268	$1.78

(1)	EPS amounts may not sum due to rounding differences.

(2)	Provision for income taxes includes adjustments to remove the income taxes associated with pre-tax special items and the impact of discrete tax items recorded during the period(s), and to reflect one overall effective tax rate on Adjusted pre-tax income.
Reconciliation of Outlook Information
Expected earnings per diluted share for the 2009 full year excludes special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2009 and if so, in what amount. If the company does receive any CDSOA payments, they will most likely be received in the fourth quarter.

Reconciliation of GAAP earnings before income taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on t he sale of non-strategic assets.

	Second Quarter		Six Months
	2009	2008	2009	2008
(Thousands of U.S. dollars) (Unaudited)	$	$	$	$

(Loss) earnings before income taxes	$(86,910)	$134,505	$(89,140)	$271,095

Pre-tax reconciling items:
Interest expense	8,491	11,643	16,964	22,641
Interest income	(549)	(1,515)	(938)	(2,913)
Manufacturing rationalization/reorganization expenses — cost of products sold	1,439	868	2,630	2,242
Manufacturing rationalization/reorganization expenses — SG&A	979	1,251	1,253	2,059
Gain on divestitures	—	—	—	(8)
Impairment and restructuring	54,915	1,807	69,659	4,683
Special items — other income	(757)	(191)	(1,979)	(20,545)

Consolidated adjusted earnings before interest and taxes (EBIT)	$(22,392)	$148,368	$(1,551)	$279,254

Steel Group adjusted earnings (loss) before interest and taxes (EBIT)	32,907	(80,318)	40,169	(133,697)
Unallocated corporate expense	13,187	19,303	25,517	35,728
Intergroup eliminations expense	(3,008)	1,529	(2,750)	4,363

Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$20,694	$88,882	$61,385	$185,648

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

	June 30,	Dec. 31,
(Dollars in thousands) (Unaudited)	2009	2008

Short-term debt	$337,697	$108,590
Long-term debt	254,845	515,250

Total Debt	592,542	623,840
Less: Cash and cash equivalents	(277,086)	(133,383)

Net Debt	$315,456	$490,457

Shareholders’ equity	$1,601,147	$1,663,038

Ratio of Total Debt to Capital	27.0%	27.3%
Ratio of Net Debt to Capital (Leverage)	16.5%	22.8%

This reconciliation is provided as additional relevant information about The Timken Company’s financial position. Capital is defined as total debt plus shareholder’s equity.
Management believes Net Debt is more indicative of Timken’s financial position, due to the amount of cash and cash equivalents.

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	Dec 31,
(Dollars in thousands) (Unaudited)	2009	2008

ASSETS
Cash & cash equivalents	$277,086	$133,383
Accounts receivable	465,068	609,397
Inventories	930,141	1,145,695
Other current assets	146,482	144,990

Total Current Assets	1,818,777	2,033,465
Property, plant & equipment	1,653,212	1,743,866
Goodwill	229,699	230,049
Other assets	520,467	528,670

Total Assets	$4,222,155	$4,536,050

LIABILITIES
Accounts payable & other liabilities	$316,284	$443,430
Short-term debt	337,697	108,590
Income taxes	5,186	27,598
Accrued expenses	146,608	218,695

Total Current Liabilities	805,775	798,313
Long-term debt	254,845	515,250
Accrued pension cost	844,333	844,045
Accrued postretirement benefits cost	609,038	613,045
Other non-current liabilities	107,017	102,359

Total Liabilities	2,621,008	2,873,012

EQUITY
Timken Company shareholders’ equity	1,583,404	1,640,244
Noncontrolling interest	17,743	22,794

Total Equity	1,601,147	1,663,038

Total Liabilities and Equity	$4,222,155	$4,536,050

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands) (Unaudited)	2009	2008	2009	2008

Cash Provided (Used)
OPERATING ACTIVITIES
Net (loss) income attributable to the Timken Company	$(64,517)	$88,943	$(63,647)	$173,408
Net (loss) income attributable to noncontrolling interest	647	978	(5,301)	1,863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,483	59,605	116,949	117,080
Pension and other postretirement expense	21,466	18,129	49,050	43,940
Pension and other postretirement benefit payments	(20,386)	(15,914)	(35,472)	(41,781)
Accounts receivable	87,063	(61,169)	148,134	(132,793)
Inventories	161,473	(53,165)	228,005	(122,050)
Accounts payable and accrued expenses	(75,300)	54,974	(231,109)	52,116
Other	50,388	14,685	46,835	(1,068)

Net Cash Provided by Operating Activities	220,317	107,066	253,444	90,715

INVESTING ACTIVITIES
Capital expenditures	(21,056)	(75,030)	(54,618)	(127,447)
Other	1,742	(1,040)	5,776	28,135
Acquisitions	(311)	(1,577)	(353)	(56,906)

Net Cash Used by Investing Activities	(19,625)	(77,647)	(49,195)	(156,218)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(8,714)	(16,389)	(26,138)	(32,709)
Net proceeds from common share activity	(1,648)	14,121	—	15,708
Net borrowings (payments) on credit facilities	(48,393)	(12,416)	(42,359)	127,140

Net Cash (Used) Provided by Financing Activities	(58,755)	(14,684)	(68,497)	110,139

Effect of exchange rate changes on cash	11,037	1,412	7,951	5,921
Increase in Cash and Cash Equivalents	152,974	16,147	143,703	50,557
Cash and Cash Equivalents at Beginning of Period	124,112	77,294	133,383	42,884

Cash and Cash Equivalents at End of Period	$277,086	$93,441	$277,086	$93,441